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                     THE PMI GROUP, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES
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                                                                                    Year Ended December 31,
                                                                 --------------------------------------------------------
                                                                    1997       1996        1995       1994       1993
                                                                 ----------  ----------  ---------   --------   ---------
                                                                                    (Dollars in Thousands)
Income from continuing operations before
      income taxes .................................             $ 242,867   $ 222,106   $ 180,541   $138,551   $ 112,973
                                                                 =========   =========   =========   ========   =========

Fixed Charges:
      Rentals-- at computed interest* ..............             $   2,549   $   2,459   $   2,046   $  1,584   $   1,558
      Interest expense .............................                 6,766         907          --         --          --
      Distributions on redeemable capital securities                 7,617          --          --         --          --
                                                                 ---------   ---------   ---------   --------   ---------

          Total fixed charges ......................             $  16,932   $   3,366   $   2,046   $  1,584   $   1,558
                                                                 =========   =========   =========   ========   =========

Profit before taxes plus fixed charges .............             $ 259,799   $ 225,472   $ 182,587   $140,135   $ 114,531
                                                                 =========   =========   =========   ========   =========

Ratio of adjusted profit to fixed charges ..........                 15.3x       67.0x       89.2x      88.5x       73.5x
                                                                 =========   =========   =========   ========   =========
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* Those portions of rent expense that are representative of interest cost